Exhibit 99.2

Evergreen Energy Begins Trading On the OTCBB

New Ticker Symbol of EVEI

DENVER, December 2, 2011 — Evergreen Energy Inc. (OTCBB: EVEI), at the market open today, began trading under the symbol “EVEI” or “EVEI.OB” on the Over-the-Counter Bulletin Board (“OTCBB”).
On December 1, 2011, the company announced that NYSE Arca delivered a notice to the company confirming that the exchange will suspend trading of the company’s common stock on the NYSE Arca prior to the opening of business on December 2, 2011. The company’s common stock will be delisted from the exchange pending the completion of applicable procedures to be completed by the NYSE Arca and pending any appeal that the company may file.
Stocks traded on the Over-the-Counter Bulletin Board may experience more limited trading volume and exhibit wider spreads between the bid/ask quotation. In addition, the company’s common stock would become subject to the “penny stock” rules, which impose additional customer suitability and disclosure requirements on broker-dealers effecting transactions in common stock. These requirements could adversely affect the market price and liquidity of the company’s common stock.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, LHA, 415.433.3777, bherrick@lhai.com

###